EXHIBIT 23.1

Medical Connections Holdings, Inc.

We consent to the incorporation by reference in the following Registration Statement on Form S-8, File No. 333-169387 of Medical Connections Holdings, Inc. (the "Company), which was filed with the Securities and Exchange Commission ("SEC") on September 15, 2010, of our report dated March 30, 2011 except for Note 5 and Note 11 to which the date is June 30, 2011 relating to our audit of the Company's consolidated financial statements which appear in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2010 filed with the SEC on July 1, 2011.

/s/ De Meo, Young, McGrath
Boca Raton, Florida July 1, 2011